EXHIBIT 10.1

August 25, 2024

Zerify, Inc.

1090 King George’s Post Road

Suite 603

Edison, NJ 08837

Re: Advisory Services

Dear Zerify Team:

This letter agreement (“Agreement”) confirms the agreement of Zerify, Inc., a corporation organized under the laws of Wyoming, with a principal place of business at 1090 King George’s Post Road, Suite 603, Edison, NJ 08873 (including its affiliates, subsidiaries, successors and assigns, the “Company”) to engage SIM Tech Licensing LLC, a limited liability company organized under the laws of Delaware, with a principal place of business at 78 SW 7th Street, Suite 500, Miami, FL  33130 (“SIM”), to provide specified services as described in Section 1(a) and 1(b) below (the “Services”)  to the Company on the following terms and conditions:

RESPONSIBILITIES

1.	SIM:

a.	SIM will act as the Company’s worldwide intellectual property licensing agent for the patents owned by the Company, (the “IP Rights”), and will provide the strategic advisory services relating to the acquisition, sale, licensing, commercialization, monetization, enforcement, prosecution, and settlement with respect to all of the IP Rights, including without limitation, the patents identified in Exhibit A.
b.	SIM will introduce the Company to individuals and entities that may, among other things, act as counsel, consultants, vendors, provide financing and act as experts relating to the Services, who may be affiliates of SIM and all of whom have previous business and other relationships with SIM.
c.	The Services will be provided by SIM from such locations, and at such times, as SIM shall reasonably determine. SIM agrees to provide the Services to the best of its reasonable abilities but guarantees no particular outcome.
d.	SIM may provide additional services as may be reasonably requested by the Company in writing and approved by SIM in writing.
e.	SIM will act as an independent contractor and is not a fiduciary for the Company.

2.	The Company:

a.	SIM will advise and make recommendations within the framework of the Services, but decision-making rests solely with the Company. The Company confirms that SIM is not affiliated with the Company and does not directly or indirectly control the Company.
b.	SIM is not a law or accounting firm, or a tax advisor, and the Company will not rely on SIM to provide any such advice or services. The Company will seek separate legal, accounting, tax and other similar advice and services at its discretion.
c.	The Company identifies Abraham Poznanski, President of the Company (the “Company Designee”) as the point of contact for SIM. SIM will exclusively report to and coordinate with the Company Designee and may rely on him/her as the official spokesperson and authorized officer of the Company, with full authority to bind the Company.
d.	The Company will cooperate with SIM so that the Services may be performed in an efficient and prompt manner.

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e.	The Company will make its best commercially reasonable efforts to promptly inform SIM of any materially relevant information relating to the IP Rights.
f.	The Company will retain full, clear, and exclusive title to the IP Rights, free and clear of any liens, pledges, encumbrances or any other third-party rights, except as set forth on Exhibit B and as discussed with and recommended by SIM in writing in connection with the monetization activities conducted in connection with the Services. The Company has secured (and will secure) the agreement of any holders of indebtedness of the Company that they will not foreclose or exercise rights that would adversely impact the Company, SIM or the IP Rights.
g.	In the event of a transfer, sale, exchange, acquisition, or other event impacting title to the IP Rights, including a change of control or sale of the Company) (a “Transfer”), which Transfer was not recommended by SIM in writing, (i) all Advanced Costs (as defined below) shall be immediately due and payable upon the closing of the Transfer and ii) the Company will ensure that the obligations hereunder will be assumed by the third party involved in such Transfer (the “Transferee”), such that the compensation, payment, and other obligations of the Company hereunder after the Transfer shall be the same upon the Transferee. The Company shall timely and reasonably inform SIM of any material plans or communications with third parties to affect a Transfer so as to permit SIM to reasonably participate in any such discussions, negotiations and diligence to effect a Transfer on comparable terms.

3.	Both SIM and the Company:

a.	SIM and the Company will act in a reasonable manner so as to preserve the other’s goodwill and reputation.
b.	Neither SIM nor the Company will undertake actions intended to circumvent this Agreement.
c.	Both SIM and the Company will take reasonable actions to preserve the confidential nature of any information exchanged during the course of this Agreement. To the extent that the parties have not already done so, together with the execution of this Agreement, the SIM and the Company shall execute a Mutual Non-Disclosure Agreement, in the form attached hereto as Exhibit C.
d.	Both SIM and the Company will maintain records (including financial records) sufficient to determine their respective rights and obligations under this Agreement and will make such records available promptly upon written request.

COSTS AND EXPENSES

4.	Payable by SIM:

a.	SIM will pay all of its own travel, lodging, copying, fax, telephone and other ordinary and necessary business expenses incurred by SIM in connection with this Agreement.
b.	SIM shall pay all costs and expenses in connection with the Services that were recommended by it and approved in writing by the Company other than costs and expenses associated with litigation pursuant to paragraph 4c below (“Litigation Costs”) that will be the subject of a separate agreement (the “Advanced Costs”) and will provide to the Company a quarterly statement of such Advanced Costs paid. Exhibit D includes exemplary vendor arrangements currently available to SIM clients as of the date of this Agreement, the costs of which would be considered Advanced Costs, if recommended by SIM and approved by the Company.
c.	All Litigation Costs will be subject to a separate agreement that must be mutually agreed upon in writing by an affiliate of SIM and the Company (a “Litigation Funding Agreement”). A form of Litigation Funding Agreement will be provided upon request by an affiliate of SIM. In each proposed litigation case, the Company and the affiliate of SIM shall be required to mutually agree, to be memorialized in the Litigation Funding Agreement, (i) to reimburse SIM at an amount up to three times Litigation Costs, (ii) increase the SIM Fee share as calculated in section 7c below shall increased by an amount up to fifteen (15%) or (iii) some combination of (i) and (ii) (the “Company Litigation Option”).

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5.	Payable by the Company:

a.	The Company will pay all of its own travel, lodging, copying, fax, telephone and other ordinary and necessary business expenses incurred by the Company in connection with this Agreement.
b.	The Company will be responsible and shall pay for any costs and expenses not deemed Advanced Costs, which are third-party costs and expenses not recommended by SIM.
c.	If there is litigation involving the IP Rights, it is possible that the Court might award sanctions, fees, or costs against the Company, all of which are the responsibility of and shall be borne by the Company if such sanctions, fees or costs are imposed as the result of the Company’s actions in conflict with or its failure to act in accordance with reasonable and ordinary instructions of SIM or counsel.
d.	Each Party shall be responsible for and shall bear and pay all of its own taxes arising from the payment or receipt of any and all Gross Consideration (as defined below) (including any withholding tax).

GROSS CONSIDERATION - RECEIPT AND DISTRIBUTION

6.	Receipt of Gross Consideration: All Gross Consideration to which the Company is entitled shall be paid to an account maintained by the Company’s outside counsel (“Company OC”). The Company, SIM, and Company OC shall enter into an irrevocable pay proceeds agreement with ordinary and customary terms and conditions for similar transactions, prior to any funds being received by counsel.

7.	SIM Fee: As consideration for SIM to enter into this Agreement and to provide the Services, the Company agrees to pay SIM a portion of the Gross Consideration with respect to any Monetization Event (the “SIM Fee”), calculated as follows:

a.	First, reimbursement to each of the Parties approved advance costs plus an interest factor of 15% per annum from the date on which such advanced costs were paid by either Party (the “Advanced Costs Reimbursement”);
b.	Second, payment of any amounts outstanding under any Litigation and Funding Agreement, including amounts pursuant to the Company Litigation Option if applicable; and
c.	Third, to SIM:

1. An amount equal to Forty percent (40%) of the Gross Consideration after deducting   the amounts in 7(a) and (b) above from Gross Consideration (the “SIM Fee”). The balances shall be payable to the Company.

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“Gross Consideration” means the gross amount of any consideration (prior to any deductions or reductions) collected by or made available to the Company in connection with the IP Rights, including without limitation, any licensing fee, litigation settlement fee, payment of damages or other remedies, sale or other transaction payment, and any other consideration, assets and proceeds collected by or made available to the Company.

“Monetization Event” shall mean any event in which Gross Consideration is realized including, without limitation, by way of (i) a licensing, monetization, enforcement, or settlement transaction; (ii) the acquisition or disposition of the IP Rights; or (iii) an equity sale or merger of the Company which is concluded pursuant to or in connection with the Services.

8.	Certain Actions:

(a)	The Company will authorize a representative of SIM to conduct all licensing and settlement negotiations with respect to the IP Rights; provided, however, the Company will approve the final terms of any agreement associated therewith.
(b)	If the Company takes or fails to take any commercially reasonable action requested by SIM in writing that could adversely impact SIM’s current or future ability to collect payment that is due or may become due under the terms of this Agreement, the Company will enter into an amendment to the Agreement with SIM (in a form reasonably acceptable to SIM) to eliminate the adverse impact of such action or failure to take action.
(c)	SIM shall be entitled to receive options in Company Common Shares which shall be based on success as described in the Option Agreement at Exhibit G.

9.

Timing: The Company OC shall wire the Advanced Costs Reimbursement and SIM Fee within ten (10) business days of the Gross Consideration being received by the Company OC. If the Company OC receives non-cash consideration (e.g., stock), the Company and SIM will cooperate to divide the non-cash consideration in a manner consistent with the terms of this Agreement. Any amounts that are not paid in a timely manner to SIM will bear interest at 15% per annum.

TERMINATION

10.

Generally; Survival: This Agreement will terminate one (1) year after the last-to-expire of the patents included within the definition of IP Rights unless earlier terminated by mutual written consent of the parties or as set forth in Sections 11 and 12. Sections 4 – 8, 10 -14 and 16-19 of this Agreement shall survive any termination of this Agreement and survive until the expiration of the applicable statute of limitations.

11.	Termination by SIM:

a.

SIM may terminate this Agreement in the event of a material breach by the Company that is not cured, if capable of being cured, within thirty (30) days of written notice to the Company of the breach. In the event of such a termination,

i.	The Company will repay any outstanding Advanced Costs within thirty (30) days of termination; and
ii.	The Company will remain responsible for and shall pay the SIM Fee under and in accordance with this Agreement.

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12.	Termination by the Company:

a.	The Company may terminate this Agreement in the event of a material breach by SIM that is not cured, if capable of being cured, within thirty (30) days of written notice to SIM of the breach. In the event of such a termination, the Company will remain responsible for and shall pay the Advanced Cost Reimbursements and SIM Fee with respect to Gross Consideration received or otherwise payable in connection with a Monetization Event concluded prior to breach, but the Company shall otherwise have no further payment obligation to SIM under this Agreement.
b.	The Company may terminate this Agreement if it fails to receive bona fide proposals that have or would have resulted, or may result, in Gross Consideration of at least five million dollars ($5,000,000) in the aggregate by the lapse of twenty-four months (24) after the date of this Agreement (the “Milestone” and the “Milestone Period”). In the event of such a termination the Company will remain responsible to SIM for the Advanced Costs Reimbursements that have not previously been repaid and remain responsible for and shall pay the SIM Fee with respect to Gross Consideration received or otherwise payable in connection with a Monetization Event concluded prior to termination but the Company shall otherwise have no further payment obligation to SIM under this Agreement. In the event that one or more of the IP Rights material to a particular Monetization Event that is then pending is involved in an inter partes review before the USPTO during the term of this Agreement (an “IPR”), or a case is stayed as a result of an IPR or for any other reason (a “Stay”), the time frame of the Milestone Period set forth above shall be tolled for the duration of the IPR/Stay and shall resume only upon the receipt of a final, non-appealable, judgment on the IPR/release of the Stay, in favor of the Company, with the date of the Milestone Period set forth above extended accordingly. Once the Milestone has been achieved, SIM shall be entitled to represent the Company with respect to all IP Rights on the terms set forth in this Agreement until terminated in accordance with Sections 11(a) or 12(a).

REPRESENTATIONS AND WARRANTIES

13.	By the Company: The Company, represents and warrants that:

a.	It exclusively owns and has full, clear, and exclusive title to the IP Rights based on written confirmation from its Patent attorney and, in the reasonable best knowledge and belief of the Company, based on a review of the Intellectual Property Business Records reasonably available to the Company, free and clear of any liens, pledges, encumbrances or any other third-party rights, except as otherwise set forth on Exhibit B.
b	Except as set forth on Exhibit B and the reasonable best knowledge and belief of the Company, based on a review of the Intellectual Property Business Records reasonably available to the Company, no licenses, covenants, or other third-party rights have been granted under the IP Rights.
c.	To the reasonable best knowledge and belief of the Company, based on a review of the Intellectual Property Business Records reasonably available to the Company it has disclosed to SIM and listed on Exhibit B, all prior attempts to enforce or monetize the IP Rights, whether through correspondence, litigation or otherwise.
d.	The IP Rights have never been held invalid or unenforceable in the Company's reasonable best knowledge and belief, based on a review of the Intellectual Property Business Records reasonably available to the Company
e.	It has disclosed to SIM all prior art it is aware of in connection with the IP Rights in the reasonable best knowledge and belief of the Company, based on a review of the Intellectual Property Business Records reasonably available to the Company.
f.	Other than as provided on Exhibit E, there are no terminal disclaimers of any kind related to or arising from the IP Rights. Exhibit E includes a list of all terminal disclaimers that exist with respect to the IP Rights and a detailed description of each such terminal disclaimer. Further, Exhibit E includes a list of all pending US patent applications and the respective confirmation numbers issued by the USPTO and, other than as provided on Exhibit E, there is no other US patent application of any kind which would constitute an IP Right (confirmed by Patent attorney).

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MISCELLANEOUS

14.	Common Interest: From time to time, the parties may share information with each other that is covered by the attorney-client privilege, work product immunity, or other privileges and immunities. This Agreement memorializes the parties’ understanding that any such communications are covered by a community of interest that exists between them with respect to the Services. The parties intend that all applicable privileges and immunities have been, are, and will be preserved. Simultaneous with the execution of this Agreement, the parties shall execute a Common Interest Agreement, in the form attached hereto as Exhibit F.

15.	Conflicts of Interest: SIM is now, and may be in the future, engaged by other entities that may hold intellectual property in a field of technology similar to the IP Rights. The Company has assessed the risks of any potential conflicts and has determined that the benefit of engaging an advisor with relevant experience outweighs the risks of any potential conflicts. Notwithstanding the foregoing, pursuant to that certain Mutual Non-Disclosure Agreement by and between the parties, SIM shall protect the Confidential Information (as defined therein) of the Company and shall take those steps reasonably necessary to ensure that no Confidential Information shall be used by SIM in any manner or for any purpose other than in connection with the Services. SIM will disclose to the Company any conflicts of which it becomes aware in reasonable and prompt manner.

16.	Investor Acknowledgement: Company acknowledges and agrees that SIM and its affiliates may have investments in or may invest in, and/or may provide management advice to, companies that may be competitive with the Company or its affiliates and that the execution of this Agreement will in no way be construed to prohibit or restrict SIM or its Affiliates' ability to maintain, make or consider such investment. The Company acknowledges and agrees that (i) SIM and its Representatives may analyze and invest in, or have general knowledge with respect to, securities, instruments, businesses and assets of companies in the same or similar line of businesses as the Company and the topics covered in the Confidential Information, (ii) SIM’s review of Confidential Information will inevitably enhance its and its Representatives and Affiliates knowledge and understanding of the industry in which the Company operates in a way that cannot be separate or separated from other knowledge and (iii) without limiting SIM’s obligations under this Agreement, this Agreement shall not restrict the use of such overall knowledge and understanding of such industry for its own internal purposes, and that of its Representatives and Affiliates, including the purchase, sale, consideration of, and decisions relating to other investments. For the purposes of this Agreement, “affiliates” means, as to any Person or Party, any other Person or Party that controls, is controlled by, or is under common control with such first Person or Party, whether through the exercise of voting rights in securities, by contract, or otherwise.

17.	Choice of Law and dispute resolution: This Agreement shall be governed by and construed under the laws of the State of Delaware. Prior to one Party filing any legal action against the other Party, Abraham Poznanski, President of the Company or alternative designated Company officer and Erich Spangenberg, Chairman of SIM, or alternative designated officer of SIM shall negotiate in good faith for a minimum of 15 hours in person or over electronic video conferencing or other comparable means (including audio and visual capabilities) (the “Mediation Venue”) to resolve any disputes. Thereafter the Parties shall agree on a mutually acceptable mediator and conduct a minimum of twenty hours of non-binding mediation using the Mediation Venue and acting in good faith to resolve any dispute. The Parties shall split the direct cost of such mediation. Thereafter, any costs of litigation shall be borne by the losing Party.

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18.

Indemnification: The Company shall indemnify, hold harmless and reimburse SIM, its affiliates, directors, officers, controlling persons, employees, attorneys and agents (“Indemnified Persons”) to the fullest extent lawful against any and all claims, losses, damages, liabilities, expenses, costs, actions, joint or several, of any nature or type whatsoever (“Indemnified Expenses”), relating to or arising from this Agreement, the Services provided hereunder or any other matter whatsoever relating to or involving the IP Rights, except to the extent (and only to the extent) that a court of competent jurisdiction determines that such Indemnified Expenses arose exclusively from such Indemnified Person’s reckless or willful misconduct.

19.	Other:

a.	There are no third-party beneficiaries under this Agreement.
b.	This Agreement shall be binding on and inure to the benefit of the Company and SIM, and their respective successors, assigns, heirs and representatives. This Agreement may only be modified or amended by a written agreement signed by both parties.
c.	This Agreement constitutes the entire agreement between the parties and supersedes any prior written or oral agreements or understandings between the parties hereto. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.
d.	In the event that a party executes this Agreement by an electronic or scanned signature, such electronic or scanned signature shall create a valid and binding obligation of the party executing the same with the same force and effect as if such electronic or scanned signature were an original signed signature.

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If the foregoing correctly sets forth our understanding, please sign below and return an executed copy of this Agreement to SIM. We look forward to working with you.

Regards,

SIM TECH LICENSING LLC

By:	/s/ Sauvegarder Investment Management, Inc.
Name:	Sauvegarder Investment Management, Inc.
Title:	Manager

SAUVEGARDER INVESTMENT MANAGEMENT INC.

By:	/s/ David Kutcher
Name:	David Kutcher
Title:	Chief Financial Officer

Accepted and Agreed to:

ZERIFY, INC.

(on behalf of itself and its affiliates)

By:	/s/ Mark L. Kay
Name:	Mark L. Kay
Title:	CEO

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EXHIBIT A

IP Rights

COUNTRY	STATUS	MATTER TYPE	APPLICATION NUMBER	DATE FILED	PATENT NUMBER
European Patent Office	Published	Utility - NSPCT	19760287.3	Mar 4, 2019
Israel	Pending	Utility - NSPCT	277004	Mar 4, 2019
US	Published	Utility - CON	18/456,022	Aug 25, 2023
US	Expired	Utility - ORG			7,870,599
US	Expired	Utility - ORG			8,484,698
US	Expired	Utility - ORG			8,713,701

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EXHIBIT B

Prior Rights and Monetization Efforts

On March 28, 2013, we initiated patent litigation against an outside party. On January 15, 2016, the parties reached a settlement in the matter. As part of the settlement, we received a payment in January 2016 of $9,750,000 and incurred fees related to the settlement of $4,187,257.

On June 20, 2016, we initiated additional patent litigation against three major competitors in the U.S. District Court for the District of New Jersey, for infringement of United States Patent No. 8,484,698. This litigation was filed by our patent attorneys, Blank Rome LLP, and is ongoing. On March 14, 2017, one of the parties initiated an inter parties review (IPR) (a procedure for challenging the validity of a United States patent before the United States Patent and Trademark Office) against our second Patent No. 8,484,698.

On March 14, 2017, we initiated additional patent litigation against two major competitors in the U.S. District Court for the District of Massachusetts, for infringement of United States Patent Nos. 7,870,599, 8,484,698 and 8,713,701. This litigation was filed by our patent attorneys, Ropes and Gray LLP, and is ongoing.

On March 14, 2017, we initiated additional patent litigation against two major competitors in the U.S. District Court for the Eastern District of Virginia, for infringement of United States Patent Nos. 7,870,599, 8,484,698 and 8,713,701. This litigation was filed by our patent attorneys, Ropes and Gray LLP, and is ongoing. On June 13, 2017, one of the competitors initiated a lawsuit against us in the U.S. District Court for the District of New Jersey for patent infringement (which we believe is without merit and will defend vigorously). This litigation is ongoing.

On December 4, 2017, StrikeForce Technologies, Inc. v. Trustwave Holdings, Inc., Civil Action No. 2:16-cv-03573-JMV-MF which was pending in the United States District Court for the District of New Jersey, was settled. Trustwave’s infringing sales were made as an OEM of Duo Security Incorporated. We agreed to dismiss our claims against Trustwave because they were essentially duplicative of our claims against Duo Security Incorporated pursuant to StrikeForce Technologies, Inc. v. Duo Security Incorporated, Civil Action No. 2:16-cv-03571.

Derivative Complaint

Constantino Zanfardino, Derivatively on Behalf of Nominal Defendant Zerify, Inc., formerly known as Strikeforce Technologies, Inc. v. Mark L. Kay, Ramarao Pemmaraju and George Waller, Defendants, and Zerify, Inc. formerly known as Strikeforce Technologies, Inc., Nominal Defendant (U.S. District Court, District of New Jersey, Civil Action No. 2:22-cv-07258-MCA-AME)

On December 13, 2022, a claimed stockholder, Constantino Zanfardino (“Plaintiff”), filed a stockholder derivative Complaint against our directors, Mark L. Kay, Ramarao Pemmaraju and George Waller (collectively, “Defendants”). Plaintiff asserts claims against each of the Defendants for breach of fiduciary duty, waste of corporate assets and unjust enrichment resulting from Defendants’ alleged wrongdoing in their management of the Company. Through the litigation, Plaintiff seeks judgment against each of the Defendants in favor of the Company. On March 3, 2023, the Defendants’ filed a Memorandum of Law in Support of their Motion to Dismiss Plaintiff’s Complaint. On March 10, 2023, the Defendants served a motion to dismiss the complaint upon the Plaintiff. On June 8, 2023, the Defendants filed a Reply Memorandum in further support of their motion to dismiss Plaintiff’s Complaint.  Defendants are vigorously defending this litigation. At this time, it is not possible to estimate the ultimate outcome of this litigation.

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On November 28, 2023, the motions claimed by the stockholder, Constatino Zanfardino (“Plaintiff”) are granted in part and denied in part. The claims for breach of fiduciary duties and unjust enrichment are dismissed as to the allegations concerning the Auctus and Crown Bridge transactions, the issuance of preferred stock, and the approval of reverse splits, but not as to the allegations concerning the BlockSafe transactions and the issuance of common stock, other shares, and warrants. The claim for corporate waste is dismissed as to all the allegations. The dismissals are without prejudice to the filing of an Amended Complaint within thirty days that addresses the deficiencies set forth herein. Defendants are continually defending their litigation. It is still not possible to estimate the ultimate outcome of the remaining litigation. Defendants are vigorously defending this litigation. At this time, it is not possible to estimate the ultimate outcome of this litigation

Onstream Media Corporation

Zerify was engaged in several patent litigations brought by Onstream Media Corporation (“Onstream”) in the United States District Court, District of Wyoming.

The cases and their filing dates follow:

Case	Date Filed
Onstream Media Corporation v. Zerify Inc. Case No. 22-cv-00191 (DWY)	September 9, 2022
Onstream Media Corporation v. Zerify Inc. Case No. 22-cv-00192 (DWY)	September 9, 2022
Onstream Media Corporation v. Zerify Inc. Case No. 22-cv-00193 (DWY)	September 9, 2022
Onstream Media Corporation v. Zerify Inc. Case No. 22-cv-00194 (DWY)	September 9, 2022
Onstream Media Corporation v. Zerify Inc. Case No. 22-cv-00195 (DWY)	September 9, 2022
Onstream Media Corporation v. Zerify Inc. Case No. 22-cv-00196 (DWY)	September 9, 2022
Onstream Media Corporation v. Zerify Inc. Case No. 22-cv-00197 (DWY)	September 9, 2022

The above  Onstream litigation has been resolved subject to a Confidential License and Settlement Agreement.

1.	Strikeforce successfully sued Microsoft for patent litigation. Microsoft settled and paid a one time lump sum and an ongoing license royalty.

2.

Onstream Media Corporation sued Zerify (and many other companies) for patent litigation in the District of Wyoming. Zerify’s attorneys were Blank Rome, and they negotiated a small settlement for Zerify to pay Onstream Media Corporation. The suit was for using a cloud recording capability within our Video Conferencing platform, while Zerify don’t record that way Zerify settled with Onstream Media Corporation so that Zerify has the option of using that feature if Zerify decides to build that into Zerify’s system in the future.

3.	Strikeforce successfully sued Entrust Datacard for patent litigation. The litigation claims concerned out-of-band authentication technology patents. Entrust Datacard settled the case.

4.

StrikeForce Technologies, Inc. successfully sued for patent litigation against PhoneFactor, Inc., a subsidiary of Microsoft Inc., Fiserv, Inc., and First Midwest Bancorp, Inc. in the U.S. District Court for the District of Delaware in Wilmington, for infringement of United States Patent No. 7,870,599 (the “’599 Patent”).

5.

StrikeForce Technologies Inc. lost three network security patents when a trial court dismissed its infringement lawsuit against Secureauth Corp., a decision that the U.S. Court of Appeals for the Federal Circuit upheld.

6.

Ropes and Gray handled Zerify’s patent litigation in 2017, but was not successful. This was for the Zerify’s ProtectID – Out-of-Band – Patents that have expired. Therium gave $1.5M of patent litigation funding to Zerify for this case.

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EXHIBIT C

Mutual Non-Disclosure Agreement

This Mutual Nondisclosure Agreement (this “Agreement”), effective February 16, 2024 (“Effective Date”), is entered into by and between ZERIFY, Inc., a Wyoming corporation (the “Company”), and SIM Tech Licensing LLC, a Delaware limited liability company (“SIM”, and each of SIM and the Company herein referred to individually as a “Party,” or collectively as the “Parties”). In consideration of the covenants and conditions contained herein, the Parties hereby agree to the following:

1. PURPOSE

The Parties wish to explore a business opportunity of mutual interest (the “Opportunity”), and in connection with the Opportunity, each Party has disclosed, and may further disclose certain confidential technical and business information (in such capacity a Party disclosing the information, the “Discloser”) to the other Party (in such capacity a Party receiving the information, the “Recipient”), that Discloser desires Recipient to treat as confidential.

2. CONFIDENTIAL INFORMATION

2.1.	Definition. “Confidential Information” means any information disclosed (directly or indirectly) by Discloser to Recipient pursuant to this Agreement.

2.2.	Exceptions. Confidential Information shall not, however, include any information that (i) was publicly known or made generally available prior to the time of disclosure by Discloser to Recipient; (ii) becomes publicly known or made generally available without a duty of confidentiality through no wrongful action or inaction of Recipient; (iii) is in the rightful possession of Recipient without confidentiality obligations at the time of disclosure by Discloser to Recipient as shown by Recipient’s then-contemporaneous written files and records kept in the ordinary course of business; (iv) is obtained by Recipient from a third party without an accompanying duty of confidentiality to Discloser without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by Recipient without use of or reference to Discloser’s Confidential Information, as shown by written records and other competent evidence prepared contemporaneously with such independent development.

2.3.	Compelled Disclosure. If Recipient becomes legally compelled to disclose any Confidential Information, other than pursuant to a confidentiality agreement, Recipient will provide Discloser prompt written notice, if legally permissible, and will use commercially reasonable efforts to assist Discloser in seeking a protective order or another appropriate remedy. If Discloser waives Recipient’s compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, Recipient will furnish only that portion of the Confidential Information that is legally required to be disclosed, based on the opinion of counsel, provided that any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure. Notwithstanding the foregoing, Discloser shall not be required, and nothing herein shall restrict Recipient or any of its Representatives from disclosing the Confidential Information to the extent reasonably necessary in order to cooperate with any routine audit or examination by a regulatory or self-regulatory authority, bank examiner or other relevant examiner, or auditor not targeted at Discloser or the Confidential Information.

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3. NONUSE AND NONDISCLOSURE

3.1.

Except as otherwise set forth herein, Recipient shall not use any Confidential Information of Discloser for any purpose except to evaluate and engage in discussions concerning the Opportunity. Recipient shall not disclose any Confidential Information of Discloser to third parties or to Recipient’s employees, except that, subject to Section 4 below, Recipient may disclose Discloser’s Confidential Information to those members, managers, officers, employees, limited partners, financing sources, counsel, investment bankers, and other advisors and other representatives (collectively, “Representatives”) of Recipient who it is deemed necessary by Recipient to have the information in order to evaluate or engage in discussions concerning the Opportunity, subject to such Representatives being informed of, and agreeing to, the obligations herein. Further, Recipient may disclose Confidential Information to its consultants or advisors for the purpose of evaluating and/or engaging in the Opportunity, but only if such consultants agree in writing to maintain the confidentiality of such information in accordance with this Agreement or are otherwise required to protect confidential information pursuant to professional obligations (e.g., attorneys). For the purposes hereof, Representative shall also include such Party’s Affiliates and its and their directors, officers, managers, members, limited partners, financing sources, employees, partners, agents, advisors (including, without limitation, financial advisors, counsel and accountants), and controlling Persons and the term the term "Person" shall be broadly interpreted to include, without limitation, any individual, corporation, company, partnership, trust, association, other entity or group.

3.2.

The Discloser intends to maintain the confidentiality, common interest, and/or privilege of the Confidential Information it provides to the Recipient. The Parties agree that the disclosure of Confidential Information by Discloser to Recipient hereunder is not intended to and shall not constitute a waiver of any applicable attorney-client privilege, work product protection, common interest, and/or any other applicable privilege or immunity belonging to Discloser that would otherwise apply to such Confidential Information, but is being made so that Recipient may evaluate the Opportunity. Any violation of the terms of this Agreement by Recipient or any of its Representatives, including, but not limited to, any inadvertent disclosure of Discloser’s Confidential Information to any person or entity other than Recipient’s Representatives, shall not be deemed to destroy or waive any applicable attorney-client privilege, work product privilege, common interest, and/or any other applicable privilege or immunity belonging to Discloser that would otherwise apply to such Confidential Information. Upon the discovery of any disclosure of Confidential Information in violation of this Agreement, each Party shall undertake best efforts to restore the confidentiality, privilege, and/or immunity to that disclosed Confidential Information, including the retrieval of all copies thereof.

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4. MAINTENANCE OF CONFIDENTIALITY

Recipient shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of Discloser. Without limiting the foregoing, Recipient shall take at least those measures that it employs to protect its own confidential information of a similar nature and shall ensure that its Representatives who have access to Confidential Information of Discloser have signed a nonuse and nondisclosure agreement in content at least as protective of Discloser’s Confidential Information as the provisions of this Agreement, prior to any disclosure of Confidential Information to such employees. The Recipient shall not make any copies of the Confidential Information of Discloser unless the same are previously approved in writing by Discloser. The Recipient shall reproduce Discloser’s proprietary rights notices on any such authorized copies in the same manner in which such notices were set forth in or on the original. The Recipient shall promptly notify Discloser of any unauthorized use or disclosure, or suspected unauthorized use or disclosure, of Discloser’s Confidential Information of which Recipient becomes aware.

5. NO OBLIGATION

Nothing in this Agreement shall obligate either Party to proceed with any transaction between them, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the Opportunity. Nothing in this Agreement shall be construed to restrict either Party’s use or disclosure of its own Confidential Information.

6. NO WARRANTY

ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS.” NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING THE ACCURACY, COMPLETENESS OR PERFORMANCE OF ANY CONFIDENTIAL INFORMATION, OR WITH RESPECT TO NON-INFRINGEMENT OR OTHER VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY OR OF RECIPIENT.

7. DESTRUCTION OF MATERIALS

All documents and other tangible objects containing or representing Confidential Information that have been disclosed by Discloser to Recipient, and all copies or extracts thereof or notes derived therefrom that are in the possession of Recipient, other than archival copies retained for legal, regulatory or compliance purposes or pursuant to the internal record keeping policies of the Recipient, shall be and remain the property of Discloser and shall be promptly destroyed upon Discloser’s written request.

8. INVESTOR ACKNOWLEDGEMENT

Company acknowledges and agrees that SIM and its Affiliates may have investments in or may invest in, and/or may provide management advice to, companies that may be competitive with the Company or its Affiliates and that the execution of this Agreement will in no way be construed to prohibit or restrict SIM or its Affiliates' ability to maintain, make or consider such investment. The Company acknowledges and agrees that (i) SIM and its Representatives may analyze and invest in, or have general knowledge with respect to, securities, instruments, businesses and assets of companies in the same or similar line of businesses as the Company and the topics covered in the Confidential Information, (ii) SIM’s review of Confidential Information will inevitably enhance its and its Representatives and Affiliates knowledge and understanding of the industry in which the Company operates in a way that cannot be separate or separated from other knowledge and (iii) without limiting SIM’s obligations under this Agreement, this Agreement shall not restrict the use of such overall knowledge and understanding of such industry for its own internal purposes, and that of its Representatives and Affiliates, including the purchase, sale, consideration of, and decisions relating to other investments.  For the purposes of this Agreement, “Affiliates” means, as to any Person or Party, any other Person or Party that controls, is controlled by, or is under common control with such first Person or Party, whether through the exercise of voting rights in securities, by contract, or otherwise.

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9. COMMON INTEREST

Company and SIM may discuss and exchange information regarding monetization opportunities for intellectual property rights (“IP Rights”) or other opportunities that may entail current of future litigation (“Monetization Matters”). The parties have agreed to treat their communications and those of their counsel relating to the Monetization Matters as protected by the common interest doctrine. Furtherance of the IP Rights requires the exchange of proprietary documents and information, the joint development of legal strategies and the exchange of privileged information and attorney work product developed by the parties and their respective counsel. The parties have a common, joint and mutual legal interest in the monetization of valid and enforceable IP Rights. In furtherance of that common interest, the parties will cooperate with each other, to the extent permitted by law, to share information protected by the attorney-client privilege, the work product doctrine, or other applicable privilege or immunity with respect to the Monetization Matters. Any counsel or consultant retained by a party or their counsel to assist in the IP Rights shall be bound by, and entitled to the benefits of this Agreement. In order to further their common interest, the parties and their counsel may exchange privileged and work product information, orally and in writing, including, without limitation, factual analyses, mental impressions, legal memoranda, source materials, draft legal documents, evidence of use materials, claims charts, prosecution history files and other information (hereinafter “Common Interest Materials”). The sole purpose of the exchange of the Common Interest Materials is to support the parties’ common interest with respect to the enforcement for the Monetization Matters. Any Common Interest Materials exchanged shall continue to be protected under all applicable privileges and no such exchange shall constitute a waiver of any applicable privilege or protection. Nothing in this Agreement requires a party to share information with the other party. All information relating to the IP Rights, Monetization Matters and Common Interest Materials shall also be deemed Confidential Information.

10. NO LICENSE

Nothing in this Agreement is intended to grant any rights to Recipient under any patent, mask work right or copyright of Discloser, nor shall this Agreement grant Recipient any rights in or to the Confidential Information of Discloser except as expressly set forth in this Agreement.

11. TERM; TERMINATION

This Agreement and the obligations set forth herein shall terminate on the first anniversary of the date hereof.  Notwithstanding the foregoing, any Confidential Information retained by Recipient shall remain subject to the confidentiality obligations set forth herein including following the expiration or termination of this Agreement.

12. REMEDIES

Recipient agrees that any violation or threatened violation of this Agreement may cause irreparable injury to Discloser, entitling Discloser to seek injunctive relief in addition to all legal remedies.

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13. MISCELLANEOUS

This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement without consent in connection with a merger, reorganization, consolidation, or sale of all or substantially all of the assets to which this Agreement pertains, provided that the assigning Party provides prompt written notice to the other Party prior to any such permitted assignment. Any assignment or transfer of this Agreement in violation of the foregoing shall be null and void. This Agreement will be interpreted and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles. Each Party hereby represents and warrants that the persons executing this Agreement on its behalf have express authority to do so, and, in so doing, to bind such Party thereto. This Agreement contains the entire agreement between the Parties with respect to the Opportunity and supersedes all prior written and oral agreements between the Parties regarding the Opportunity. Recipient shall not have any obligation, express or implied by law, with respect to trade secret or proprietary information of Discloser disclosed under this Agreement except as set forth herein. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. No provision of this Agreement may be waived except by a writing executed by the Party against whom the waiver is to be effective. A Party’s failure to enforce any provision of this Agreement shall neither be construed as a waiver of the provision nor prevent the Party from enforcing any other provision of this Agreement. No provision of this Agreement may be amended or otherwise modified except by a writing signed by the Parties to this Agreement. The Parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered by facsimile or electronic transmission, and such copies of shall be binding as originals.  Any notices required or permitted under this Agreement shall be delivered by email, if to the Company to: marklkay@strikeforcetech.com, and if to SIM to: notice@sauvegarder.io.

14. Disputes

All disputes arising out of this Agreement will be subject to the exclusive jurisdiction and venue of the state courts located in Delaware and the federal courts located in Delaware, and each Party hereby consents to the personal jurisdiction thereof.

*****

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IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed this Agreement as of the Effective Date.

ZERIFY, INC.		SIM Tech Licensing LLC

By:	/s/ Mark L. Kay	By:	/s/ Sauvegarder Investment Management, Inc.
Name:	Mark L. Kay	Name:	Sauvegarder Investment Management, Inc.
Title:	CEO	Title:	Manager

SAUVEGARDER INVESTMENT MANAGEMENT, INC.

		By:	/s/ David Kutcher
		Name:	David Kutcher
		Title:	Chief Financial Officer

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EXHIBIT D

Possible Vendor Arrangements

SIM has negotiated arrangements with various vendors at what are believed to be favorable rates.  As vendors recommended by SIM, their fees would be covered under Section 4b of the Agreement as Advanced Costs.  The Company may source these services from other vendors, however, those costs and expenses will not constitute Advanced Costs under the Agreement.  Examples of such vendor arrangements are presented below.

A.	Litigation counsel to handle all legal aspects of any litigation filed by the Company.

B.

Vendors to (i) collect, electronically format, review for privilege and produce responsive documents in the Company’s control and to (ii) analyze, review and organize documents received from third parties, including documents produced in the course of any litigation.

A.	Counsel and vendors to (i) prepare Rule 11 analysis, (ii) prepare infringement contentions and (iii) review and analyze invalidity contentions.

B.	Various technical, damages and patent experts required to support Licensing Transactions (“Consulting and Testifying Experts”).

C.	Graphics presentation experts and vendors to prepare graphics for key motions and trial and appellate matters.

D.

If requested by the Company to be coordinated by patent prosecution counsel with whom SIM has preferred rate arrangements, the fees and expenses of such patent prosecution counsel to handle (i) regular portfolio services for the IP Rights and/or (ii) possible reexamination or inter partes review services, if any.

E.	Foreign litigation counsel to handle all legal aspects of any litigation filed by the Company in any jurisdiction outside of the United States.

F.	ITC counsel to handle all legal aspects of any action filed by the Company in the United States International Trade Commission.

G.	Licensing counsel to handle licensing matters.

SIM has longstanding relationships with many of these counsel and vendors and regularly recommends new counsel and vendors.  SIM and its affiliates regularly refer business to these counsel or vendors.  SIM or its affiliates may invest in or have other significant relationships with these counsel or vendors (including ownership or other economic interests).  SIM is not impartial in recommending counsel or vendors that SIM believes provide superior service.  The Company, should it choose to work with such counsel and/or vendors, hereby waives, and agrees to sign any required waiver of, any conflicts of interest in connection with any services provided by any such counsel and/or vendors.

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EXHIBIT E

Terminal Disclaimers & Pending US Applications

I. Terminal Disclaimers

Patent Number	Related Patents	Details regarding Terminal Disclaimer

II. Pending US Patent Applications

Pending US Patent Application Number	USPTO Confirmation Number
18/456,022	1633

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EXHIBIT F

COMMON INTEREST AGREEMENT

THIS COMMON INTEREST AGREEMENT (“Agreement”) is entered into as of August 25, 2024 by and between ZERIFY, INC. a Wyoming corporation (hereinafter referred to as “Company”) and SIM TECH LICENSING, LLC (“SIM”), a Delaware limited liability company.

1.	Background.

a.	Company and SIM are sometimes referred to herein as a “party” or the “parties” and are presently negotiating the closing of an agreement under which SIM will act as the worldwide intellectual property enforcement and licensing agent of the Company and will provide services related to the existing and future enforcement and monetization opportunities of the patents and related rights owned by the Company (the “IP Rights” and the “Patent Matters” respectively).

b.	The parties have a common legal interest in upholding the validity and enforceability of the IP Rights, for purposes of enforcement. The parties anticipate they will enforce inherent rights of the IP Rights against third parties through litigation. The parties have agreed to treat their communications and those of their counsel relating to the Patent Matters as protected by the common interest doctrine. Furtherance of the Patent Matters requires the exchange of proprietary documents and information, the joint development of legal strategies and the exchange of privileged information and attorney work product developed by the parties and their respective counsel.

2.	Common Interest.

a.

The parties have a common, joint and mutual legal interest in the monetization of valid and enforceable patents. In furtherance of that common interest, the parties will cooperate with each other, to the extent permitted by law, to share information protected by the attorney-client privilege, the work product doctrine, or other applicable privilege or immunity with respect to the Patent Matters. Any counsel or consultant retained by a party or their counsel to assist in the Patent Matters shall be bound by, and entitled to the benefits of this Agreement.

b.

In order to further their common interest, the parties and their counsel may exchange privileged and work product information, orally and in writing, including, without limitation, factual analyses, mental impressions, legal memoranda, source materials, draft legal documents, evidence of use materials, claims charts, prosecution history files and other information (hereinafter “Common Interest Materials”). The sole purpose of the exchange of the Common Interest Materials is to support the parties’ common interest with respect to the enforcement for the Patent Matters. Any Common Interest Materials exchanged shall continue to be protected under all applicable privileges and no such exchange shall constitute a waiver of any applicable privilege or protection. Nothing in this Agreement requires a party to share information with the other party.

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3.	Nondisclosure.

a.

The parties and their counsel shall use the Common Interest Materials solely in connection with the Patent Matters and shall take appropriate steps to protect the privileged and confidential nature of the Common Interest Material. No party nor their respective counsel shall produce privileged documents or information unless or until directed to do so by a final order of a court of competent jurisdiction, or upon the prior written consent of the other party. No privilege or objection shall be waived by a party hereunder without the prior written consent of the other party.

b.

Except as herein provided, in the event that either party or its counsel is requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceedings (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Common Interest Materials, the party or its counsel shall assert all applicable privileges, including, without limitation, the common interest doctrine, and shall immediately inform the other party and the other party’s counsel of the request or requirement to disclose.

4.	Relationship; Additions; Termination.

a.

This Agreement does not create any agency or similar relationship among the parties. Through the term of the agreement between the parties, or any other agreement requiring confidentiality, (whichever term is longer), no party nor their respective counsel has the authority to waive any applicable privilege or doctrine on behalf of any other party.

b.

Nothing in this Agreement affects the separate and independent representation of each party by its respective counsel or creates an attorney-client relationship between the counsel for a party and the other party to this Agreement.

c.

This Agreement shall continue until terminated upon the written request of either party. Upon termination, each party and their respective counsel shall return any Common Interest Material furnished by the other party. Notwithstanding termination, this Agreement shall continue to protect all Common Interest Materials disclosed prior to termination. Sections 3 and 5 shall survive termination of this Agreement.

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5.	General Terms.

a.

This Agreement is governed by the laws of the State of Delaware, without regard to its choice of law principles to the contrary. In the event any provision of the Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, the remaining terms shall remain in effect. Failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

b.

The parties agree that a breach of this Agreement would result in irreparable injury, that money damages would not be a sufficient remedy and that the disclosing party shall be entitled to equitable relief, including injunctive relief, as a non-exclusive remedy for any such breach.

c.	Notices given under this Agreement shall be given in writing and delivered by messenger or overnight delivery service as set forth below, and shall be deemed to have been given on the day received:

ZERIFY, INC.

c/o Mark Kay

1090 King Georges Post Road – Suite 603

Edison, New Jersey 08837

Email: marklkay@strikeforcetech.com

With a copy to:

Abraham Poznanski, President

2209 Avenue M

Brooklyn, New York 11210

Email: benarye55@outlook.com

SIM Tech Licensing LLC

78 SW 7th Street

Suite 500

Miami, Florida 33130

Email: Notice@sauvegarder.io

d.

This Agreement is effective and binding upon each party as of the date it is signed by or on behalf of a party and may be amended only by a writing signed by or on behalf of each party. This Agreement may be executed in counterparts. Any signature reproduced or transmitted via email of a .pdf file, photocopy, facsimile or other process of complete and accurate reproduction and transmission shall be considered an original for purposes of this Agreement.

***The remainder of this page has been intentionally left blank***

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IN WITNESS WHEREOF, ZERIFY, INC. and SIM have executed this Agreement by their duly authorized representatives.

SIM TECH LICENSING LLC		ZERIFY, INC.

By:	/s/ Sauvegarder Investment Management, Inc.	By:	/s/ Mark L. Kay
(Signature)

Name:	Sauvegarder Investment Management, Inc.	Name:	Mark L. Kay

Title:	Manager	Title:	CEO

SAUVEGARDER INVESTMENT MANAGEMENT, INC.

By:	/s/ David Kutcher
(Signature)
Name:	David Kutcher
Title:	Chief Financial Officer

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EXHIBIT G

Option Agreement

The Company plans on updating its Option Agreement for employees and key independent contractors in 2024. The Company expects to issue options pursuant to such revised plan on or about December 15, 2024. At such time, the Company shall issue options to SIM equivalent 5% of the then outstanding shares of the Company’s Common Stock at the same exercise price as will be issued to its key officers. Such options shall vest in two installments. First 50% upon the Company realizing a minimum of $3 million of Gross Consideration from Monetization Event(s) and the second 50% upon the Company realizing $10 million of Gross Consideration from Monetization Event(s).

The Company and SIM will cooperate in good faith to complete the Option Agreement which will contain terms and conditions as provided above and substantially the same as the key officers of the Company.

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